Exhibit 12

                              REGENCY CENTERS, L.P.
                       Ratio of Earnings to Fixed Charges
                               December 31, 2000


Net income before preferred minority interests                     119,704,435

Add minority interest of consolidated partnerships                   2,631,721
Subtract Equity in income of unconsolidated partnerships            (3,138,553)
Add distributions from unconsolidated partnerships                   3,109,586
Subtract Loss (gain) on sale of operating properties                 8,488,430

Add fixed charges                                                  116,124,967
Subtract preferred unit distribution                               (29,601,184)
Subtract capitalized interest                                      (14,553,000)
                                                                   ------------
Earnings                                                           202,766,402
                                                                   ============

Fixed Charges:
Preferred stock/unit dividend                                       29,601,184
Interest expense                                                    71,970,783
Capitalized interest                                                14,553,000
                                                                   ------------
  Total fixed charges                                              116,124,967
                                                                  ============

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